SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 13)*

                                CABOT CORPORATION
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
                         (Title of Class of Securities)

                                    127055101
                                 (CUSIP Number)

                               SPO Advisory Corp.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                             Sullivan & Cromwell LLP
                             1888 Century Park East
                       Los Angeles, California 90067-1725
                                 (310) 712-6600

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 August 19, 2009
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 2 of 41 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 2,721,747 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 2,721,747 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,721,747
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.2%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

                                                              Page 3 of 41 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 2,721,747 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 2,721,747 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,721,747
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.2%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

                                                              Page 4 of 41 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Corp.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 2,721,747 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 2,721,747 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,721,747
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.2%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to such shares.

(2) Power is exercised through its four controlling persons, John H. Scully, William E. Oberndorf, William J. Patterson and Edward H. McDermott.

                                                              Page 5 of 41 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         John H. Scully
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            2,721,747 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 2,721,747 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,721,747
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.2%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of four controlling persons of SPO Advisory Corp.

                                                              Page 6 of 41 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William E. Oberndorf
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable and PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 140,800 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            3,055,397 (2)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 140,800 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 3,055,397 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,196,197
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.9%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) Of these shares, 30,800 shares are held in William E. Oberndorf's Individual Retirement Account, which is self-directed, 100,000 shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as sole general partner of Oberndorf Family Partners, a family partnership, and 10,000 shares are owned by Mr. Oberndorf solely in his capacity as trustee for the account of his children.

(2) Of these shares, 2,721,747 shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of the four controlling persons of SPO Advisory Corp., and 333,650 shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as a trustee of the William and Susan Oberndorf Trust, dated 10/19/98.

                                                              Page 7 of 41 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William and Susan Oberndorf Trust, dated 10/19/98
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 333,650 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 333,650 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         333,650 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.5%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

(1) Power is exercised through its trustees, William E. Oberndorf and Susan C. Oberndorf.

                                                             Page 8 of 41 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Oberndorf Family Partners
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 100,000 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 100,000 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         100,000 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.2%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, William E. Oberndorf.

                                                             Page 9 of 41 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William J. Patterson
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            2,727,847 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 2,727,847 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,727,847
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.2%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) Of these shares, 2,721,747 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of the four controlling persons of SPO Advisory Corp. and 6,100 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as a controlling person, director and executive officer of the Elizabeth R. & William J. Patterson Foundation.

                                                             Page 10 of 41 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         The Elizabeth R. & William J. Patterson Foundation
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         CALIFORNIA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 6,100 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 6,100 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,100
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

** Denotes less than.

(1) Power is exercised through its controlling persons, directors and executive officers, William J. Patterson and Elizabeth R. Patterson.

                                                             Page 11 of 41 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Edward H. McDermott
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            2,721,747 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 2,721,747 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,721,747
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.2%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. McDermott solely in his capacity as one of four controlling persons of SPO Advisory Corp.

                                                             Page 12 of 41 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Ian R. McGuire
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         CALIFORNIA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 475
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 475
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         475
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

** Denotes less than.

                                                             Page 13 of 41 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Betty Jane Weimer
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 5,000
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 5,000
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,000
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

** Denotes less than.

                                                             Page 14 of 41 pages

         This Amendment No. 13 amends the Schedule 13D (the "Original 13D") filed with the Securities and Exchange Commission ("SEC") on August 29, 2005 and as amended on September 14, 2005, September 26, 2005, October 20, 2005, November 8, 2005, January 12, 2006, June 20, 2006, December 18, 2007, January 4, 2008,
August 12, 2008, June 1, 2009, August 5, 2009 and August 12, 2009. Unless otherwise stated herein, the Original 13D, as previously amended, remains in full force and effect. Terms used herein and not defined herein shall have the meanings ascribed thereto in the Original 13D.

ITEM 2. IDENTITY AND BACKGROUND.

         Item 2(a) is hereby amended and restated in its entirety as follows:

         (a) The undersigned hereby file this Schedule 13D Statement on behalf of SPO Partners II, L.P., a Delaware limited partnership ("SPO"), SPO Advisory Partners, L.P., a Delaware limited partnership ("SPO Advisory Partners"), SPO Advisory Corp., a Delaware corporation ("SPO Advisory Corp."), John H. Scully ("JHS"), William E. Oberndorf ("WEO"), William J. Patterson ("WJP"), Edward H. McDermott ("EHM"), the William and Susan Oberndorf Trust, dated 10/19/98 ("Oberndorf Trust"), Oberndorf Family Partners, a California limited partnership ("OFP"), the Elizabeth R. & William J. Patterson Foundation, a California corporation ("Patterson Foundation"), Ian R. McGuire ("IRM") and Betty Jane Weimer ("BJW"). SPO, SPO Advisory Partners, SPO Advisory Corp., JHS, WEO, WJP, EHM, the Oberndorf Trust, OFP, Patterson Foundation, IRM and BJW are sometimes hereinafter referred to as the "Reporting Persons." The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"), although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a group exists.

                                                             Page 15 of 41 pages


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended and restated in its entirety as follows:

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                        SOURCE OF FUNDS                  AMOUNT OF FUNDS
---------------------       ---------------------------      ---------------
SPO                         Contributions from Partners         $192,225,087
SPO Advisory Partners       Not Applicable                    Not Applicable
SPO Advisory Corp.          Not Applicable                    Not Applicable
JHS                         Not Applicable                    Not Applicable
WEO                         Not Applicable and
                              Personal Funds (1)                $  4,036,047
WJP                         Not Applicable                    Not Applicable
EHM                         Not Applicable                    Not Applicable
Oberndorf Trust             Personal Funds (1)                  $ 12,237,424
OFP                         Contribution from Partners          $  3,635,448
Patterson Foundation        Contributions from Shareholders     $    444,299
IRM                         Personal Funds (1)                  $     16,877
BJW                         Personal Funds (1)                  $    186,594

----------
(1) As used herein, the term "Personal Funds" includes sums borrowed from banks and brokerage firm margin accounts, none of which were borrowed or otherwise obtained for the specified purpose of acquiring, holding, trading or voting Shares.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby amended and restated in its entirety as follows:

         (a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 65,382,796 total outstanding shares of Common Stock as reported on the Issuer's 10-Q filed with the Securities and Exchange Commission on August 10, 2009.

         SPO

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 2,721,747 Shares, which constitutes approximately 4.2% of the outstanding Shares.

         SPO Advisory Partners

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 2,721,747 Shares, which constitutes approximately 4.2% of the outstanding Shares.

         SPO Advisory Corp.

         Because of its position as the sole general partner of SPO Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 2,721,747 Shares in the aggregate, which constitutes approximately 4.2% of the outstanding Shares.

         JHS

         Because of his position as a control person of SPO Advisory Corp., JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 2,721,747 Shares, which constitutes approximately 4.2% of the outstanding Shares.

         WEO

         Individually, and because of his positions as a control person of SPO Advisory Corp., a trustee of the Oberndorf Trust and sole general partner of OFP and as trustee for the account of his children, WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 3,196,197 Shares in the aggregate, which constitutes approximately 4.9% of the outstanding Shares.

                                                             Page 16 of 41 pages

         WJP

         Because of his position as a control person of SPO Advisory Corp. and as a control person, director and executive officer of Patterson Foundation, WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 2,727,847 Shares, which constitutes approximately 4.2% of the outstanding Shares.

         EHM

         Because of his position as a control person of SPO Advisory Corp., EHM may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 2,721,747 Shares, which constitutes approximately 4.2% of the outstanding Shares.

         Oberndorf Trust

         The aggregate number of Shares that the Oberndorf Trust owns beneficially, pursuant to Rule 13d-3 of the Act, is 333,650 Shares, which constitutes approximately 0.5% of the outstanding Shares.

         OFP

         The aggregate number of Shares that OFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 100,000 Shares, which constitutes approximately 0.2% of the outstanding Shares.

         Patterson Foundation

         The aggregate number of Shares that Patterson Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 6,100, which constitutes less than 0.1% of the outstanding Shares.

         IRM

         The aggregate number of Shares that IRM owns beneficially, pursuant to Rule 13d-3 of the Act, is 475 Shares, which constitutes less than 0.1% of the outstanding Shares.

         BJW

         The aggregate number of Shares that BJW owns beneficially, pursuant to Rule 13d-3 of the Act, is 5,000 Shares, which constitutes less than 0.1% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b) SPO

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 2,721,747 Shares.

         SPO Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 2,721,747 Shares.

                                                             Page 17 of 41 pages

         SPO Advisory Corp.

         Acting through its controlling persons and in its capacity as the sole general partner of SPO Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 2,721,747 Shares in the aggregate.

         JHS

         As one of four controlling persons of SPO Advisory Corp., which is the sole general partner of SPO Advisory Partners, JHS may be deemed to have shared power with WEO, WJP and EHM to vote or to direct the vote and to dispose or to direct the disposition of 2,721,747 Shares held by SPO.

         WEO

         As one of four controlling persons of SPO Advisory Corp., which is the sole general partner of SPO Advisory Partners, WEO may be deemed to have shared power with JHS, WJP and EHM to vote or to direct the vote and to dispose or to direct the disposition of 2,721,747 Shares held by SPO. WEO may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 333,650 Shares held in the Oberndorf Trust. Individually, and because of his position as the sole general partner of OFP, WEO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 30,800 Shares held in WEO's Individual Retirement Account, which is self directed, and 100,000 Shares held by OFP. Solely in his capacity as trustee for the account of his children, WEO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 10,000 shares owned by his children.

         WJP

         As one of four controlling persons of SPO Advisory Corp., which is the sole general partner of SPO Advisory Partners, WJP may be deemed to have shared power with JHS, WEO and EHM to vote or to direct the vote and to dispose or to direct the disposition of 2,721,747 Shares held by SPO. WJP may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 6,100 Shares held by the Patterson Foundation.

         EHM

         As one of four controlling persons of SPO Advisory Corp., which is the sole general partner of SPO Advisory Partners, EHM may be deemed to have shared power with JHS, WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 2,721,747 Shares held by SPO.

                                                             Page 18 of 41 pages

         Oberndorf Trust

         Acting through its trustees, Oberndorf Trust has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 333,650 Shares in the aggregate.

         OFP

         OFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 100,000 Shares.

         Patterson Foundation

         Acting through its two controlling persons, directors and executive officers, Patterson Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 6,100 Shares.

         IRM

         IRM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 475 Shares.

         BJW

         BJW has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 5,000 Shares.

         (c) Since the most recent filing on Schedule 13D, the Reporting Persons sold Shares in open market transactions as set forth on Schedule I attached hereto.

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares since the most recent filing on Schedule 13D.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, Shares owned by such Reporting Person.

         (e) The Reporting Persons ceased to be the holders of more than 5% of the outstanding shares of the Issuer on August 19, 2009.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

Item 7 is hereby amended and restated in its entirety as follows:

Exhibit A:   Agreement pursuant to Rule 13d-1(k)

                                                             Page 19 of 41 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated August 21, 2009                      By:     /s/ Kim M. Silva
                                               --------------------------------
                                                   Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P.(1)
                                           SPO ADVISORY PARTNERS, L.P.(1)
                                           SPO ADVISORY CORP.(1)
                                           JOHN H. SCULLY(1)
                                           WILLIAM E. OBERNDORF(1)
                                           WILLIAM J. PATTERSON(1)
                                           EDWARD H. MCDERMOTT(1)
                                           WILLIAM AND SUSAN OBERNDORF TRUST,
                                              DATED 10/19/98 (1)
                                           OBERNDORF FAMILY PARTNERS (1)
                                           THE ELIZABETH R. & WILLIAM J.
                                             PATTERSON FOUNDATION (1)
                                           IAN R. MCGUIRE (1)
                                           BETTY JANE WEIMER (1)

                                           (1) A Power of Attorney
                                           authorizing Kim M. Silva to
                                           act on behalf of this
                                           person or entity has been previously
                                           filed with the Securities and
                                           Exchange Commission.

                                                             Page 20 of 41 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF               NUMBER OF     PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION    TYPE      SHARES         SHARE $   EFFECTED
----------------------------------------         -----------    ----     ---------      ---------   ----------------------
SPO Partners II, L.P.                             08/12/09      Sell            99         19.73   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell           592         19.76   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell           198         19.79   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell            45         19.81   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell            99         19.82   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell            43         19.84   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell            53         19.85   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell           944         19.86   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell            99         19.87   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell           787         19.88   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         1,386         19.89   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell           592         19.90   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         1,184         19.91   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell           888         19.92   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell           877         19.93   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         4,249         19.94   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         1,209         19.95   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         3,955         19.96   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         3,831         19.97   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         1,672         19.98   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         5,328         19.99   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         5,614         20.00   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         4,279         20.01   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         7,063         20.02   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         4,292         20.03   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         6,707         20.04   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         4,613         20.05   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         8,041         20.06   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         6,713         20.07   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         7,211         20.08   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell        13,755         20.09   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell        26,547         20.10   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         7,805         20.11   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         1,898         20.12   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         5,069         20.13   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell           987         20.14   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         2,669         20.15   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         4,911         20.02   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         8,027         20.17   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         7,313         20.18   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell        12,100         20.19   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell        13,234         20.20   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         2,268         20.21   Open Market/Broker

                                                             Page 21 of 41 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF               NUMBER OF     PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION    TYPE      SHARES         SHARE $   EFFECTED
----------------------------------------         -----------    ----     ---------      ---------   ----------------------
SPO Partners II, L.P.                             08/12/09      Sell         1,592         20.22   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell           387         20.23   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         1,128         20.24   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         2,034         20.25   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         3,361         20.26   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         2,586         20.27   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell           917         20.28   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         1,698         20.29   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         1,973         20.33   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell         1,178         20.34   Open Market/Broker
SPO Partners II, L.P.                             08/12/09      Sell           100         20.36   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             1         19.76   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             2         19.86   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             2         19.88   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             3         19.89   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             1         19.90   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             3         19.91   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             2         19.92   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             2         19.93   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell            10         19.94   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             3         19.95   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell            10         19.96   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             9         19.97   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             4         19.98   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell            13         19.99   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell            14         20.00   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell            10         20.01   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell            17         20.02   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell            10         20.03   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell            16         20.04   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell            11         20.05   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell            19         20.06   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell            16         20.07   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell            17         20.08   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell            33         20.09   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell            64         20.10   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell            19         20.11   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             5         20.12   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell            12         20.13   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             2         20.14   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             6         20.15   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell            12         20.02   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell            19         20.17   Open Market/Broker

                                                             Page 22 of 41 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF               NUMBER OF     PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION    TYPE      SHARES         SHARE $   EFFECTED
----------------------------------------         -----------    ----     ---------      ---------   ----------------------
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell            18         20.18   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell            29         20.19   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell            32         20.20   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             6         20.21   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             4         20.22   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             1         20.23   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             3         20.24   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             5         20.25   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             8         20.26   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             6         20.27   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             2         20.28   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             4         20.29   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell             5         20.33   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                        08/12/09      Sell            10         20.34   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell             1         19.73   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell             7         19.76   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell             2         19.79   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell             1         19.81   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell             1         19.82   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell             1         19.85   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            11         19.86   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell             1         19.87   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell             9         19.88   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            15         19.89   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell             7         19.90   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            13         19.91   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            10         19.92   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            10         19.93   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            47         19.94   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            13         19.95   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            44         19.96   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            43         19.97   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            19         19.98   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            59         19.99   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            63         20.00   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            48         20.01   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            79         20.02   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            48         20.03   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            75         20.04   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            51         20.05   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            90         20.06   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            75         20.07   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            80         20.08   Open Market/Broker

                                                             Page 23 of 41 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF               NUMBER OF     PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION    TYPE      SHARES         SHARE $   EFFECTED
----------------------------------------         -----------    ----     ---------      ---------   ----------------------
William E. Oberndorf IRA                          08/12/09      Sell           153         20.09   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell           296         20.10   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            87         20.11   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            21         20.12   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            57         20.13   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            11         20.14   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            30         20.15   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            55         20.02   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            90         20.17   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            82         20.18   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell           135         20.19   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell           148         20.20   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            25         20.21   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            18         20.22   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell             4         20.23   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            13         20.24   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            23         20.25   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            37         20.26   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            29         20.27   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            10         20.28   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            19         20.29   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            22         20.33   Open Market/Broker
William E. Oberndorf IRA                          08/12/09      Sell            12         20.34   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell         6,017         20.00   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell         3,373         20.01   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell         1,895         20.02   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell         2,567         20.03   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell         3,260         20.04   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell         3,754         20.05   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell         2,069         20.06   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell         2,193         20.07   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell         2,988         20.08   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell        13,163         20.09   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell        13,685         20.10   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell         6,587         20.11   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell         5,722         20.12   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell         2,934         20.13   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell         3,850         20.14   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell         1,142         20.15   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell         3,975         20.16   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell         1,081         20.17   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell         2,546         20.18   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell         2,588         20.19   Open Market/Broker

                                                             Page 24 of 41 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF               NUMBER OF     PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION    TYPE      SHARES         SHARE $   EFFECTED
----------------------------------------         -----------    ----     ---------      ---------   ----------------------
SPO Partners II, L.P.                              8/13/09      Sell         3,833         20.20   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell         4,314         20.21   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell         1,185         20.22   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell         1,889         20.23   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell           494         20.24   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell           102         20.25   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell           590         20.26   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell         1,520         20.27   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell           198         20.28   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell           589         20.29   Open Market/Broker
SPO Partners II, L.P.                              8/13/09      Sell           100         20.30   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell            12         20.00   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell             7         20.01   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell             4         20.02   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell             5         20.03   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell             7         20.04   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell             7         20.05   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell             4         20.06   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell             4         20.07   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell             6         20.08   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell            26         20.09   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell            27         20.10   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell            13         20.11   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell            11         20.12   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell             6         20.13   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell             8         20.14   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell             2         20.15   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell             8         20.16   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell             2         20.17   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell             5         20.18   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell             5         20.19   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell             8         20.20   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell             9         20.21   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell             2         20.22   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell             4         20.23   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell             1         20.24   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell             1         20.26   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell             3         20.27   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/13/09      Sell             3         20.29   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell            66         20.00   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell            37         20.01   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell            21         20.02   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell            28         20.03   Open Market/Broker

                                                             Page 25 of 41 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF               NUMBER OF     PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION    TYPE      SHARES         SHARE $   EFFECTED
----------------------------------------         -----------    ----     ---------      ---------   ----------------------
William E. Oberndorf IRA                           8/13/09      Sell            36         20.04   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell            41         20.05   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell            23         20.06   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell            24         20.07   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell            33         20.08   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell           145         20.09   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell           150         20.10   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell            72         20.11   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell            63         20.12   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell            32         20.13   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell            42         20.14   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell            13         20.15   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell            44         20.16   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell            12         20.17   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell            28         20.18   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell            28         20.19   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell            42         20.20   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell            47         20.21   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell            13         20.22   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell            21         20.23   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell             5         20.24   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell             1         20.25   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell             6         20.26   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell            17         20.27   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell             2         20.28   Open Market/Broker
William E. Oberndorf IRA                           8/13/09      Sell             8         20.29   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell        13,294         19.75   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         8,357         19.76   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         4,042         19.77   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         5,483         19.78   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         6,151         19.79   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         6,700         19.80   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         5,576         19.81   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         1,789         19.82   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         2,583         19.83   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         2,332         19.84   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         3,300         19.85   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         2,983         19.86   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         3,702         19.87   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         1,283         19.88   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         2,176         19.89   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         2,412         19.90   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell           198         19.91   Open Market/Broker

                                                             Page 26 of 41 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF               NUMBER OF     PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION    TYPE      SHARES         SHARE $   EFFECTED
----------------------------------------         -----------    ----     ---------      ---------   ----------------------
SPO Partners II, L.P.                              8/14/09      Sell           691         19.92   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         2,754         19.93   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         1,670         19.94   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         1,292         19.95   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         2,459         19.96   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         2,471         19.97   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         1,622         19.98   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         1,575         19.99   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         5,034         20.00   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         2,227         20.01   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         2,865         20.02   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell         1,086         20.03   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell           493         20.04   Open Market/Broker
SPO Partners II, L.P.                              8/14/09      Sell           100         20.05   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell            27         19.75   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell            17         19.76   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell             8         19.77   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell            11         19.78   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell            12         19.79   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell            14         19.80   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell            11         19.81   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell             4         19.82   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell             5         19.83   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell             5         19.84   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell             7         19.85   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell             6         19.86   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell             8         19.87   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell             3         19.88   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell             4         19.89   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell             5         19.90   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell             1         19.92   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell             6         19.93   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell             3         19.94   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell             3         19.95   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell             5         19.96   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell             5         19.97   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell             3         19.98   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell             3         19.99   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell            10         20.00   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell             5         20.01   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell             6         20.02   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell             2         20.03   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/14/09      Sell             1         20.04   Open Market/Broker

                                                             Page 27 of 41 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF               NUMBER OF     PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION    TYPE      SHARES         SHARE $   EFFECTED
----------------------------------------         -----------    ----     ---------      ---------   ----------------------
William E. Oberndorf IRA                           8/14/09      Sell           148         19.75   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            93         19.76   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            45         19.77   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            61         19.78   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            69         19.79   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            75         19.80   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            62         19.81   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            20         19.82   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            29         19.83   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            26         19.84   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            37         19.85   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            33         19.86   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            41         19.87   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            14         19.88   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            24         19.89   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            27         19.90   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell             2         19.91   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell             8         19.92   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            31         19.93   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            19         19.94   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            14         19.95   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            27         19.96   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            28         19.97   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            18         19.98   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            18         19.99   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            56         20.00   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            25         20.01   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            32         20.02   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell            12         20.03   Open Market/Broker
William E. Oberndorf IRA                           8/14/09      Sell             6         20.04   Open Market/Broker
SPO Partners II, L.P.                              8/17/09      Sell           797         19.35   Open Market/Broker
SPO Partners II, L.P.                              8/17/09      Sell           686         19.36   Open Market/Broker
SPO Partners II, L.P.                              8/17/09      Sell           395         19.37   Open Market/Broker
SPO Partners II, L.P.                              8/17/09      Sell         1,284         19.38   Open Market/Broker
SPO Partners II, L.P.                              8/17/09      Sell         1,580         19.39   Open Market/Broker
SPO Partners II, L.P.                              8/17/09      Sell         2,182         19.40   Open Market/Broker
SPO Partners II, L.P.                              8/17/09      Sell         5,177         19.41   Open Market/Broker
SPO Partners II, L.P.                              8/17/09      Sell         2,574         19.42   Open Market/Broker
SPO Partners II, L.P.                              8/17/09      Sell         3,898         19.43   Open Market/Broker
SPO Partners II, L.P.                              8/17/09      Sell         6,904         19.44   Open Market/Broker
SPO Partners II, L.P.                              8/17/09      Sell         6,269         19.45   Open Market/Broker
SPO Partners II, L.P.                              8/17/09      Sell         4,306         19.46   Open Market/Broker
SPO Partners II, L.P.                              8/17/09      Sell         4,938         19.47   Open Market/Broker

                                                             Page 28 of 41 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF               NUMBER OF     PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION    TYPE      SHARES         SHARE $   EFFECTED
----------------------------------------         -----------    ----     ---------      ---------   ----------------------
SPO Partners II, L.P.                              8/17/09      Sell         2,932         19.48   Open Market/Broker
SPO Partners II, L.P.                              8/17/09      Sell         1,807         19.49   Open Market/Broker
SPO Partners II, L.P.                              8/17/09      Sell         6,686         19.50   Open Market/Broker
SPO Partners II, L.P.                              8/17/09      Sell           987         19.51   Open Market/Broker
SPO Partners II, L.P.                              8/17/09      Sell         2,568         19.52   Open Market/Broker
SPO Partners II, L.P.                              8/17/09      Sell           232         19.53   Open Market/Broker
SPO Partners II, L.P.                              8/17/09      Sell            98         19.55   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/17/09      Sell             1         19.35   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/17/09      Sell             1         19.36   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/17/09      Sell             1         19.37   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/17/09      Sell             2         19.38   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/17/09      Sell             3         19.39   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/17/09      Sell             4         19.40   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/17/09      Sell             9         19.41   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/17/09      Sell             5         19.42   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/17/09      Sell             7         19.43   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/17/09      Sell            12         19.44   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/17/09      Sell            11         19.45   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/17/09      Sell             8         19.46   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/17/09      Sell             9         19.47   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/17/09      Sell             5         19.48   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/17/09      Sell             3         19.49   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/17/09      Sell            12         19.50   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/17/09      Sell             2         19.51   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/17/09      Sell             5         19.52   Open Market/Broker
William E. Oberndorf IRA                           8/17/09      Sell             8         19.35   Open Market/Broker
William E. Oberndorf IRA                           8/17/09      Sell             7         19.36   Open Market/Broker
William E. Oberndorf IRA                           8/17/09      Sell             4         19.37   Open Market/Broker
William E. Oberndorf IRA                           8/17/09      Sell            14         19.38   Open Market/Broker
William E. Oberndorf IRA                           8/17/09      Sell            17         19.39   Open Market/Broker
William E. Oberndorf IRA                           8/17/09      Sell            23         19.40   Open Market/Broker
William E. Oberndorf IRA                           8/17/09      Sell            55         19.41   Open Market/Broker
William E. Oberndorf IRA                           8/17/09      Sell            27         19.42   Open Market/Broker
William E. Oberndorf IRA                           8/17/09      Sell            42         19.43   Open Market/Broker
William E. Oberndorf IRA                           8/17/09      Sell            74         19.44   Open Market/Broker
William E. Oberndorf IRA                           8/17/09      Sell            67         19.45   Open Market/Broker
William E. Oberndorf IRA                           8/17/09      Sell            46         19.46   Open Market/Broker
William E. Oberndorf IRA                           8/17/09      Sell            53         19.47   Open Market/Broker
William E. Oberndorf IRA                           8/17/09      Sell            31         19.48   Open Market/Broker
William E. Oberndorf IRA                           8/17/09      Sell            19         19.49   Open Market/Broker
William E. Oberndorf IRA                           8/17/09      Sell            71         19.50   Open Market/Broker
William E. Oberndorf IRA                           8/17/09      Sell            11         19.51   Open Market/Broker
William E. Oberndorf IRA                           8/17/09      Sell            27         19.52   Open Market/Broker

                                                             Page 29 of 41 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF               NUMBER OF     PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION    TYPE      SHARES         SHARE $   EFFECTED
----------------------------------------         -----------    ----     ---------      ---------   ----------------------

William E. Oberndorf IRA                           8/17/09      Sell             2         19.53   Open Market/Broker
William E. Oberndorf IRA                           8/17/09      Sell             2         19.55   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           986         19.27   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           690         19.29   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           122         19.30   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           394         19.32   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           296         19.33   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         2,536         19.34   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         1,706         19.35   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           197         19.36   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           888         19.37   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         1,380         19.38   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           667         19.39   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           394         19.40   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           394         19.41   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell            99         19.42   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           394         19.43   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           197         19.44   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           394         19.45   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           394         19.46   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell            99         19.47   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           334         19.48   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           356         19.49   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         1,183         19.50   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           107         19.51   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           394         19.52   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell            91         19.53   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell            37         19.54   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         2,073         19.56   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           226         19.57   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           491         19.58   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell            99         19.59   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           417         19.60   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           713         19.61   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           591         19.62   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           591         19.63   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         1,395         19.64   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           725         19.65   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           332         19.66   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           197         19.67   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           591         19.68   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell            99         19.69   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           296         19.70   Open Market/Broker

                                                             Page 30 of 41 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF               NUMBER OF     PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION    TYPE      SHARES         SHARE $   EFFECTED
----------------------------------------         -----------    ----     ---------      ---------   ----------------------
SPO Partners II, L.P.                              8/18/09      Sell           986         19.71   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           296         19.72   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           197         19.74   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           789         19.75   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell            99         19.76   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell            99         19.79   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell            99         19.80   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           690         19.81   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         3,945         19.82   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           394         19.83   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         1,380         19.84   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         6,359         19.85   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         2,454         19.86   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         3,271         19.87   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         3,461         19.88   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         3,687         19.89   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         8,876         19.90   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         5,030         19.91   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell            99         19.92   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           690         19.93   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           591         19.94   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           493         19.95   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         1,972         19.97   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           788         19.98   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         4,139         19.99   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         7,906         20.00   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         1,677         20.01   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         1,765         20.02   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         4,044         20.03   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         2,708         20.04   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         2,778         20.05   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           394         20.06   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           789         20.07   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell            62         20.08   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           789         20.09   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell           591         20.10   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         2,663         20.11   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         1,972         20.12   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         2,860         20.13   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         4,037         20.14   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         5,011         20.15   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         1,479         20.16   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         8,383         20.17   Open Market/Broker

                                                             Page 31 of 41 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF               NUMBER OF     PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION    TYPE      SHARES         SHARE $   EFFECTED
----------------------------------------         -----------    ----     ---------      ---------   ----------------------
SPO Partners II, L.P.                              8/18/09      Sell         9,492         20.18   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         8,813         20.19   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         3,345         20.20   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         6,972         20.21   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         3,431         20.22   Open Market/Broker
SPO Partners II, L.P.                              8/18/09      Sell         1,290         20.23   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             3         19.27   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             2         19.29   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             1         19.32   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             1         19.33   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             6         19.34   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             4         19.35   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             1         19.36   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             2         19.37   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             4         19.38   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             2         19.39   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             1         19.40   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             1         19.41   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             1         19.43   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             1         19.44   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             1         19.45   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             1         19.46   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             1         19.48   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             1         19.49   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             3         19.50   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             1         19.52   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             5         19.56   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             1         19.57   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             1         19.58   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             1         19.60   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             2         19.61   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             2         19.62   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             2         19.63   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             4         19.64   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             2         19.65   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             1         19.66   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             1         19.67   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             2         19.68   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             1         19.70   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             3         19.71   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             1         19.72   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             1         19.74   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             2         19.75   Open Market/Broker

                                                             Page 32 of 41 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF               NUMBER OF     PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION    TYPE      SHARES         SHARE $   EFFECTED
----------------------------------------         -----------    ----     ---------      ---------   ----------------------
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             2         19.81   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell            10         19.82   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             1         19.83   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             4         19.84   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell            16         19.85   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             6         19.86   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             8         19.87   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             9         19.88   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             9         19.89   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell            23         19.90   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell            13         19.91   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             2         19.93   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             2         19.94   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             1         19.95   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             5         19.97   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             2         19.98   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell            10         19.99   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell            20         20.00   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             4         20.01   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             4         20.02   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell            10         20.03   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             7         20.04   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             7         20.05   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             1         20.06   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             2         20.07   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             2         20.09   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             2         20.10   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             7         20.11   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             5         20.12   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             7         20.13   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell            10         20.14   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell            13         20.15   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             4         20.16   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell            21         20.17   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell            24         20.18   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell            22         20.19   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             8         20.20   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell            18         20.21   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/18/09      Sell             9         20.22   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            11         19.27   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             8         19.29   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             1         19.30   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             5         19.32   Open Market/Broker

                                                             Page 33 of 41 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF               NUMBER OF     PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION    TYPE      SHARES         SHARE $   EFFECTED
----------------------------------------         -----------    ----     ---------      ---------   ----------------------
William E. Oberndorf IRA                           8/18/09      Sell             3         19.33   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            29         19.34   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            19         19.35   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             2         19.36   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            10         19.37   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            16         19.38   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             8         19.39   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             5         19.40   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             5         19.41   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             1         19.42   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             5         19.43   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             2         19.44   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             5         19.45   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             5         19.46   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             1         19.47   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             4         19.48   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             4         19.49   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            14         19.50   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             1         19.51   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             5         19.52   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             1         19.53   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            24         19.56   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             3         19.57   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             6         19.58   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             1         19.59   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             5         19.60   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             8         19.61   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             7         19.62   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             7         19.63   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            16         19.64   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             8         19.65   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             4         19.66   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             2         19.67   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             7         19.68   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             1         19.69   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             3         19.70   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            11         19.71   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             3         19.72   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             2         19.74   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             9         19.75   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             1         19.76   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             1         19.79   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             1         19.80   Open Market/Broker

                                                             Page 34 of 41 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF               NUMBER OF     PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION    TYPE      SHARES         SHARE $   EFFECTED
----------------------------------------         -----------    ----     ---------      ---------   ----------------------
William E. Oberndorf IRA                           8/18/09      Sell             8         19.81   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            45         19.82   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             5         19.83   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            16         19.84   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            73         19.85   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            28         19.86   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            37         19.87   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            40         19.88   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            42         19.89   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell           101         19.90   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            57         19.91   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             1         19.92   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             8         19.93   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             7         19.94   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             6         19.95   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            23         19.97   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             9         19.98   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            47         19.99   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            90         20.00   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            19         20.01   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            20         20.02   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            46         20.03   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            31         20.04   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            32         20.05   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             5         20.06   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             9         20.07   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             1         20.08   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             9         20.09   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell             7         20.10   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            30         20.11   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            23         20.12   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            33         20.13   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            46         20.14   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            57         20.15   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            17         20.16   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            96         20.17   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell           108         20.18   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell           101         20.19   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            38         20.20   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            80         20.21   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            39         20.22   Open Market/Broker
William E. Oberndorf IRA                           8/18/09      Sell            10         20.23   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           198         19.51   Open Market/Broker

                                                             Page 35 of 41 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF               NUMBER OF     PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION    TYPE      SHARES         SHARE $   EFFECTED
----------------------------------------         -----------    ----     ---------      ---------   ----------------------
SPO Partners II, L.P.                              8/19/09      Sell         1,479         19.53   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           394         19.54   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           493         19.55   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           198         19.60   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           198         19.61   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           196         19.63   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           790         19.64   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         1,085         19.65   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell            99         19.66   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           592         19.67   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           986         19.68   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           503         19.69   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           495         19.70   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           790         19.71   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           376         19.73   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell             9         19.74   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           198         19.75   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           198         19.76   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         1,378         19.77   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           201         19.78   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           790         19.79   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           790         19.80   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         1,875         19.81   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           790         19.82   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         2,170         19.83   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           887         19.84   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           790         19.85   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           198         19.86   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           437         19.88   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell            56         19.89   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           147         19.90   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           717         19.91   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         1,499         19.92   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         1,087         19.93   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           491         19.94   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           760         19.95   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         3,846         19.96   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           693         19.97   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           208         19.98   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           592         19.99   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           116         20.00   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           785         20.01   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           409         20.02   Open Market/Broker

                                                             Page 36 of 41 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF               NUMBER OF     PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION    TYPE      SHARES         SHARE $   EFFECTED
----------------------------------------         -----------    ----     ---------      ---------   ----------------------
SPO Partners II, L.P.                              8/19/09      Sell           100         20.04   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           296         20.05   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         1,761         20.06   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           601         20.07   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           198         20.08   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         1,381         20.09   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           198         20.10   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         1,479         20.11   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         1,712         20.12   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         2,071         20.13   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         2,170         20.14   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         6,057         20.15   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         5,439         20.16   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         4,158         20.17   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         5,333         20.18   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         2,525         20.19   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         9,204         20.20   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         1,997         20.21   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         4,316         20.22   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           516         20.23   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         1,774         20.24   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           270         20.25   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           822         20.26   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         1,778         20.27   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           924         20.28   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         2,918         20.29   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         1,156         20.30   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           592         20.31   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         1,749         20.32   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           521         20.33   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         1,467         20.34   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         1,280         20.35   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         2,286         20.36   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         2,577         20.37   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell         1,457         20.38   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           795         20.39   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           525         20.40   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell            99         20.41   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           394         20.42   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           799         20.43   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           254         20.44   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           592         20.46   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           206         20.47   Open Market/Broker

                                                             Page 37 of 41 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF               NUMBER OF     PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION    TYPE      SHARES         SHARE $   EFFECTED
----------------------------------------         -----------    ----     ---------      ---------   ----------------------
SPO Partners II, L.P.                              8/19/09      Sell         1,099         20.48   Open Market/Broker
SPO Partners II, L.P.                              8/19/09      Sell           665         20.49   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             3         19.53   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         19.54   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         19.55   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         19.64   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             2         19.65   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         19.67   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             2         19.68   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         19.69   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         19.70   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         19.71   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         19.73   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             3         19.77   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         19.79   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         19.80   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             3         19.81   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         19.82   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             4         19.83   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             2         19.84   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         19.85   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         19.88   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         19.91   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             3         19.92   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             2         19.93   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         19.94   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         19.95   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             7         19.96   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         19.97   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         19.99   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         20.01   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         20.02   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         20.05   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             3         20.06   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         20.07   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             3         20.09   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             3         20.11   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             3         20.12   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             4         20.13   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             4         20.14   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell            11         20.15   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell            10         20.16   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             8         20.17   Open Market/Broker

                                                             Page 38 of 41 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF               NUMBER OF     PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION    TYPE      SHARES         SHARE $   EFFECTED
----------------------------------------         -----------    ----     ---------      ---------   ----------------------

The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell            10         20.18   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             5         20.19   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell            17         20.20   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             4         20.21   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             8         20.22   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         20.23   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             3         20.24   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             2         20.26   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             3         20.27   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             2         20.28   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             5         20.29   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             2         20.30   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         20.31   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             3         20.32   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         20.33   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             3         20.34   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             2         20.35   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             4         20.36   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             5         20.37   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             3         20.38   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         20.39   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         20.40   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         20.42   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         20.43   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             1         20.46   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             2         20.48   Open Market/Broker
The Elizabeth R. and William J. Patterson
Foundation                                         8/19/09      Sell             7         20.49   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             2         19.51   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            18         19.53   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             5         19.54   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             6         19.55   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             2         19.60   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             2         19.61   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             2         19.63   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             9         19.64   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            13         19.65   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             1         19.66   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             7         19.67   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            12         19.68   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             6         19.69   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             6         19.70   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             9         19.71   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             4         19.73   Open Market/Broker

                                                             Page 39 of 41 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF               NUMBER OF     PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION    TYPE      SHARES         SHARE $   EFFECTED
----------------------------------------         -----------    ----     ---------      ---------   ----------------------
William E. Oberndorf IRA                           8/19/09      Sell             2         19.75   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             2         19.76   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            16         19.77   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             2         19.78   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             9         19.79   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             9         19.80   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            22         19.81   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             9         19.82   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            26         19.83   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            11         19.84   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             9         19.85   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             2         19.86   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             5         19.88   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             1         19.89   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             2         19.90   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             9         19.91   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            18         19.92   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            13         19.93   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             6         19.94   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             9         19.95   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            46         19.96   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             8         19.97   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             2         19.98   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             7         19.99   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             1         20.00   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             9         20.01   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             5         20.02   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             1         20.04   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             4         20.05   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            21         20.06   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             7         20.07   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             2         20.08   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            16         20.09   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             2         20.10   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            18         20.11   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            20         20.12   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            25         20.13   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            26         20.14   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            72         20.15   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            65         20.16   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            49         20.17   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            63         20.18   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            30         20.19   Open Market/Broker

                                                             Page 40 of 41 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF               NUMBER OF     PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION    TYPE      SHARES         SHARE $   EFFECTED
----------------------------------------         -----------    ----     ---------      ---------   ----------------------
William E. Oberndorf IRA                           8/19/09      Sell           109         20.20   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            24         20.21   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            51         20.22   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             6         20.23   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            21         20.24   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             3         20.25   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            10         20.26   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            21         20.27   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            11         20.28   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            35         20.29   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            14         20.30   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             7         20.31   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            21         20.32   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             6         20.33   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            17         20.34   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            15         20.35   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            27         20.36   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            31         20.37   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            17         20.38   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             9         20.39   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             6         20.40   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             1         20.41   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             5         20.42   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             9         20.43   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             3         20.44   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             7         20.46   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell             2         20.47   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            13         20.48   Open Market/Broker
William E. Oberndorf IRA                           8/19/09      Sell            14         20.49   Open Market/Broker

                                                             Page 41 of 41 pages


                                  EXHIBIT INDEX

EXHIBIT     DOCUMENT DESCRIPTION
-------     ------------------------------------
A           Joint Filing Agreement